EXHIBIT 2.2

Colorado Secretary of State Date and Time: 01/15/2021 03:26 PM ID Number: 20161311346
Document must be filed electronically. Paper documents are not accepted. Fees & forms are subject to change. For more information or to print copies of filed documents, visit www.sos.state.co.us.	Document number: 20211043314 Amount Paid: $10.00

ABOVE SPACE FOR OFFICE USE ONLY

Statement of Correction

Correcting Information for Historical Purposes

filed pursuant to § 7-90-305 of the Colorado Revised Statutes (C.R.S.)

1. The entity ID number and the entity name, or, if the entity does not have an entity name, the true name are

Entity ID number	20161311346
(Colorado Secretary of State ID number)

Entity name or True name	The Graystone Company, Inc.

2. The document number of the filed document that is corrected is 20211004762                                                              .

3. (The following statement is adopted by marking the box.)

☒	The information contained in the filed document identified above that is incorrect is identified in the attachment and such information, as corrected, is stated in the attachment.

4. (If applicable, adopt the following statement by marking the box and include an attachment.)

☐	This document contains additional information as provided by law.

Notice:

Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual's act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S. and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is identified in this document as one who has caused it to be delivered.

5. The true name and mailing address of the individual causing this document to be delivered for filing are

Shishova	Anastasia
(Last)	(First)	(Middle)	(Suffix)

401 E. Las Olas
(Street number and name or Post Office Box information)

Suite 130-321

Fort Lauderdale	FL	33301
(City)	(State)	(ZIP/Postal Code)

33301	United States.
(Province – if applicable)	(Country)

Page 1 of 2

(If applicable, adopt the following statement by marking the box and include an attachment.)

☐	This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing.

Disclaimer:

This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty.  While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet.  Questions should be addressed to the user’s legal, business or tax advisor(s).

Page 2 of 2

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Date January 3, 2021

THE GRAYSTONE COMPANY, INC.

FIRST: The name of the corporation shall be The Graystone Company, Inc.

SECOND: Its registered officer in the State of Colorado is to be located at 1942 Broadway St, Suite 314C, Boulder, Co. 80302. The name of its registered agent at such address is Registered Agents Inc.

THIRD: The purpose or purposes of the corporation shall be: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Laws of Colorado.

FOURTH:  The total number of shares of all classes of stock that the Corporation is authorized to issue is 555,000,000, of which 500,000,000 shares shall be Class A Common Stock, 51,000,000 shall be Class B Common Stock 4,000,000 shall be Preferred Stock. Each share of Class A Common Stock shall have a par value of $.0001. Each share of Class B Common Stock shall have a par value of $0.001. Each share of Preferred Stock shall have a par value of $0.0001. The Class A Common Stock and the Class B Common Stock shall sometimes hereinafter be referred to collectively as the “Common Stock.”

Class A Common  Stock and Class B Common  Stock. The powers, preferences,  and rights of the Class A Common Stock and Class B Common Stock, and the qualifications, limitations and restrictions thereof, are fixed as follows:

A. Issuance; Payment and Accessibility. The shares of Class A Common Stock and Class B Common Stock may be issued by the Corporation from time to time for such consideration, having a value not less than par value, as may be fixed from time to time by the Board of Directors of the Corporation. Any and all shares of Class A Common Stock and Class B Common Stock so issued for which the consideration  so fixed has been paid or delivered  to the Corporation  shall be deemed  fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of said shares shall not be liable for any further payments in respect of such shares.

B. Dividends; Distributions; Stock Splits. Holders of Class A Common Stock shall be entitled to such dividends  or other distributions  (including  liquidating  distributions)  per share, whether  in cash, in kind, in stock (including a stock split) or by any other means, when and as may be declared by the Board of Directors of the Corporation  out of assets or funds of the Corporation  legally available therefor. Holders of Class B Common  Stock shall be entitled to dividends or other distributions  (including  liquidating  distributions)  per share, whether in cash, in kind, in stock, or by any other means, equal to the total amount declared by the Board of Directors of the Corporation of Class A Common Stock multiplied by 10, (except in the case of a stock split effected by dividend or amendment to this Restated Certificate of Incorporation, or a stock dividend of shares of Class A Common Stock to holders of Class A Common Stock and shares of Class B Common Stock to holders of Class B Common Stock, in which case holders of Class B Common Stock shall be entitled to receive, on a per share basis, the number of shares of Class B Common Stock equal to the number of shares of Class A Common Stock received on a per share basis by the holders of Class A Common Stock), and such dividends or distributions with respect to the Class B Common Stock shall be paid in the same form and at the same time as dividends or distributions with respect to the Class A Common Stock; provided, however, that, in the event of a stock split or stock dividend,  holders of Class A   Common Stock shall receive shares of Class A Common  Stock and holders  of Class B Common  Stock shall receive shares of Class B Common Stock, unless otherwise specifically designated by resolution of the Board of Directors.   For example, if the Board  Of Directors  declares  a cash dividend  of $20,000  to the Class  A Common  Stock holders,  then the holders of the Class B Common Stock shall be entitled to a cash dividend of $200,000.

C. Voting. Each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class  A Common  Stock  standing  in his  name  on  the  books  of the  Corporation.  Each  holder  of Class  B Common Stock shall be entitled to two thousand and five hundred (2,5000) votes for each share of Class B Common  Stock standing  in  his  name  on  the books of the Corporation.  Unless  otherwise  required by the Colorado General Corporation Law, the Class A Common Stock and the Class B Common Stock shall vote as a single class with respect to all matters submitted to a vote of shareholders of the Corporation.

D. Conversion. Each class of common may not be converted into the other class of stock.

E. New Issuance of Class B Common Stock: The Company is required to obtain the unanimous consent of all Class B shareholders prior to any new issuances that would increase the number of outstanding Class B shares. There are currently 51,000,000 shares of Class B outstanding.

Preferred Stock: The Preferred Stock authorized by these Articles of Incorporation may be issued in one or more series. The Board of Directors of the Corporation is authorized to determine or alter the rights, preferences, privileges and restrictions granted or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation and par value of any series and to fix the numbers of shares of any series.

Series B Preferred Stock: The powers, preferences, and rights of the Series B Preferred Stock, and the qualifications, limitations and restrictions thereof, are fixed as follows:

A.	Designation: The Designation of this series, which consists of 2,000 shares of Preferred Stock, is the Series B Preferred Stock (“Series B Preferred Stock”) and the face amount shall be $0.0001 per shares (the “Face Amount”)

B.	Rank. All shares of the Series B Preferred Stock shall rank pari passu with the Corporations Common Stock, as defined above.

C.	Liquidation Preference: The Series B Preferred Stock shall have no liquidation preference over any other class of stock.

D.

Voting Rights: Except as otherwise required by the Colorado General Corporation Law, the Series B Preferred shall have no special voting rights and their comment shall not be required (except to the extend they are entitled by law to vote with holders of Common Stock or any other class or series of preferred stock) for the taking of any corporate action

E.	Dividend Rights. The board may in its sole discretion issue dividends to the Serie B Preferred stockholders.

F.	Conversion Rights: The Series B Preferred Stock shall not be entitled to convert into any other class of stock of the Company.

FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

SIXTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its Stockholders, (ii) for acts or omission not in good faith or which intentional misconduct or a knowing violation of law,

No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

SEVENTH. No contract or other transaction between the Corporation and any other corporation, and no act of the Corporation shall in any way be affected or invalidated by the fact that any of the directors of the Corporation are pecuniarily or otherwise interested in or are directors or officers of such other corporation. Any director individually, or any firm of which such director may be a member, may be a party to or may be pecuniarily or otherwise interested in any contract or transaction of the Corporation, provided that the fact that he or such firm is so interested shall be disclosed or shall have been known to the Board of Directors, or a majority thereof; and any director of the Corporation, who is also a director or officer of such other corporation, or is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the Corporation which shall authorize such contract or transaction, and may vote thereat to authorize any such contract or transaction, with like force and effect, as if he were not such director or officer of such other corporation or not so interested,